Exhibit 10.4

FORM OF TAX MATTERS AGREEMENT

by and among

Starwood Hotels & Resorts Worldwide, Inc.,

Vistana Signature Experiences, Inc.

and

Interval Leisure Group, Inc.

Dated as of [•]

i

ii

FORM OF TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of [•], is by and among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), Vistana Signature Experiences, Inc.  (“Vistana”), a Delaware corporation and Interval Leisure Group, Inc. (“Iris”), a Delaware corporation.  Each of Starwood, Vistana and Iris is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Starwood is engaged, directly and indirectly, in the Vistana Business;

WHEREAS, the Board of Directors of Starwood has determined that it is advisable and in the best interests of Starwood and Starwood’s shareholders to separate the Vistana Business from the other businesses of Starwood and to divest the Vistana Business in the manner contemplated by the Separation Agreement and the Merger Agreement;

WHEREAS, Starwood and Vistana have entered into the Separation Agreement pursuant to which (a) (i) Starwood will, and will cause its Subsidiaries to, transfer certain assets, liabilities and subsidiaries of the Vistana Business to Vistana and its Subsidiaries, and (ii) Vistana will, and/or will cause one or more of its Subsidiaries to, transfer certain assets, liabilities, subsidiaries and/or businesses to Starwood and its Subsidiaries, as a result of which Vistana will own, directly and indirectly through its Subsidiaries, the Vistana Business and will not own, directly or indirectly through its Subsidiaries, any of the Starwood Business (collectively, the “Restructuring”), and (b) Starwood will distribute the interests in Vistana to its shareholders (the “Distribution”) as described therein;

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Vistana, with Vistana surviving the Merger as a wholly owned subsidiary of Iris, and the Vistana Common Stock shall be converted into the right to receive shares of common stock of Iris on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law; and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Contribution, the Distribution and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                             General.  As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 8.01.

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement.

“Association” means any association, trust, property owning company or similar entity that is formed (whether incorporated or unincorporated, mandatory or voluntary) for the purpose of protecting the consumer purchasers of vacation ownership interests from the insolvency or bankruptcy of any member of the Vistana Group or for governance purposes relating to a vacation ownership resort, including any entity which the Starwood Group has treated as subject to Section 528 of the Code prior to the Effective Time.

“Benefited Party” has the meaning set forth in Section 4.01(b).

“Carryback” has the meaning set forth in Section 4.02(b).

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Parent” means the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated Income Tax Return.

“Confidentiality Agreement” has the meaning set forth in the Merger Agreement.

“Contribution” means the contribution by Starwood of all of the equity interests in SVO, Starwood Vacation Network, Inc., Starwood Vacation Exchange Company, Westin Vacation Management Corporation, FOH Hospitality, LLC, and Kauai Blue, Inc. to Vistana in exchange for all of Vistana Common Stock and the assumption by Vistana of liabilities related thereto.

“Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Disqualifying Action” means a Starwood Disqualifying Action or a Vistana Disqualifying Action.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Date” means the date on which the Distribution is consummated.

“Distribution Tax Opinion” means any opinion issued by Counsel and/or other tax advisor to Starwood regarding U.S. federal Income Tax consequences of the Contributions and Distributions.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement by and between the Parties dated as of [•].

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include any action described in or contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement or that is undertaken pursuant to the Restructuring or the Distribution.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed to a court other than the Supreme Court of the United States, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Group” of which a Person is a member means (i) the Starwood Group if the Person is a member of the Starwood Group, (ii) the Vistana Group if the Person is a member of the Vistana Group, and (iii) the Iris Group if the Person is a member of the Iris Group.

“Income Tax Return” means any Tax Return on which Income Taxes are reflected or reported.

“Income Taxes”  means any net income, net receipts, net profits, excess net profits or similar Taxes based upon, measured by, or calculated with respect to net income.

“Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article III.

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Article III.

“Information” has the meaning set forth in Section 7.01(a).

“Information Request” has the meaning set forth in Section 7.01(a).

“Intended Tax Treatment” means that (a) the Contribution and Distribution, taken together, will constitute a tax-free reorganization pursuant to Sections 355 (including under Section 355(e)), 361 and 368(a)(1)(D) of the Code and the Vistana Common Stock received pursuant to the Distribution will constitute “qualified property” for purposes of Section 355(e) of the Code, (b) the Merger will constitute a tax-free reorganization pursuant to Section 368(a) of the Code, (c) the Starwood Group will recognize any loss realized by Starwood on the Steamboat Sale and, immediately before the Distribution, will take into account any loss so recognized (Section 267(f)(2)(B) and Reg. § 1.267(f)-1(c); Reg. § 1.1502-13(d)(1)(i)), and (d) the SVO Conversion will be treated as a complete liquidation within the meaning of Section 332 of the Code.

“Iris” has the meaning set forth in the preamble to this Agreement.

“Iris Group” means Iris and each of its Subsidiaries, including, after the Effective Time, the Vistana Group.

“IRS” means the U.S. Internal Revenue Service.

“IRS Ruling” means the U.S. federal Income Tax ruling issued to Starwood by the IRS in connection with the Restructuring and the Distribution and any amendment or supplement to such ruling.

“IRS Ruling Request” means any letter filed by Starwood with the IRS requesting a ruling regarding certain tax consequences of the Restructuring and the Distribution and any amendment or supplement to such ruling request letter.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the Separation Agreement.

“Merger Sub” has the meaning set forth in the Merger Agreement.

“Merger Tax Opinion” means any opinion issued by Counsel and/or other tax advisor to Starwood regarding U.S. federal Income Tax consequences of the Merger.

“Mixed Business Income Tax Return” means any Mixed Business Tax Return on which Income Taxes are reflected or reported.

“Mixed Business Tax Return” means any Tax Return (other than a Starwood Consolidated Return), including any consolidated, combined or unitary Tax Return, that reflects or reports Taxes that relate to at least one asset or activity that is part of the Starwood Business, on the one hand, and at least one asset or activity that is part of the Vistana Business, on the other hand.

“Notified Action” has the meaning set forth in Section 6.03(a).

“Opinions” means the Distribution Tax Opinion and the Merger Tax Opinion.

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal operations of such Person.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Past Practice” means past practices, accounting methods, elections and conventions.

“Person” has the meaning set forth in the Separation Agreement.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Preparing Party” has the meaning set forth in Section 2.04(a)(ii).

“Privilege” means any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Vistana management or shareholders, is a hostile acquisition, or otherwise, as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Vistana and/or one or more holders of outstanding shares of Vistana capital stock, as the case may be, a number of shares of Vistana capital stock that would, when combined with any other direct or indirect changes in ownership of Vistana capital stock pertinent for purposes of Section 355(e) of the Code (including the Merger), comprise fifty percent (50%) or more of (a) the value of all outstanding shares of stock of Vistana as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Vistana as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Vistana or Iris of, or the issuance of stock pursuant to, a shareholder rights plan or (ii) issuances by Vistana that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.  This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.  For the avoidance of doubt, the Merger shall not constitute a Proposed Acquisition Transaction.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Restriction Period” has the meaning set forth in Section 6.02(b).

“Restructuring” has the meaning set forth in the recitals to this Agreement.

“Restructuring VAT” means any VAT arising pursuant to the Restructuring.

“Reviewing Party” has the meaning set forth in Section 2.04(a)(ii).

“Separation Agreement” means the Separation Agreement by and between Starwood and Vistana dated as of [•].

“Single Business Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that reflects or reports Tax Items relating only to the Starwood Business, on the one hand, or the Vistana Business, on the other (but not both).

“Single Business Return Preparing Party” has the meaning set forth in Section 2.04(b).

“Single Business Return Reviewing Party” has the meaning set forth in Section 2.04(b).

“Single Business Taxes” means any U.S. federal, state or local, or foreign Taxes attributable to any Single Business Return.

“Starwood” has the meaning set forth in the preamble to this Agreement.

“Starwood Business” means any businesses currently or formerly conducted by any member of the Starwood Group, other than the Vistana Business.

“Starwood Consolidated Return” means the U.S. federal Income Tax Return required to be filed by Starwood as the Common Parent.

“Starwood Consolidated Taxes” means any U.S. federal Income Taxes attributable to any Starwood Consolidated Return.

“Starwood Disqualifying Action” means (a) any action (or the failure to take any action) within its control by Starwood or any Starwood Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving, directly or indirectly, the capital stock of Starwood, any assets of Starwood or any assets of any Starwood Entity that, or (c) any breach by Starwood or any Starwood Entity of any representation, warranty or covenant made by them in this Agreement, that, in each case, would adversely affect, in whole or in part, the Intended Tax Treatment; provided, however, the term “Starwood Disqualifying Action” shall not include any action expressly required by the Separation Agreement, the Merger Agreement or any Ancillary Agreement.

“Starwood Entity” means any Subsidiary of Starwood immediately after the Effective Time.

“Starwood Group” means, individually or collectively, as the case may be, Starwood and any Starwood Entity.

“Starwood Taxes” means, without duplication, (a) any Starwood Consolidated Taxes, (b) any Taxes imposed on Vistana or any member of the Vistana Group under Treasury Regulations Section 1.1502-6 (or any similar provision of other Law) as a result of Vistana or any such member being or having been included as part of a Starwood Consolidated Return (or similar consolidated or combined Tax Return under any other provision of Law), (c) any Taxes of the Starwood Group and any former Subsidiary of Starwood for any Pre-Closing Period and, with respect to a Straddle Period, the portion of such period ending at the end of the day on the Distribution Date (determined in accordance with Section 2.06), (d) any Taxes attributable to a Starwood Disqualifying Action, (e) any Transaction Taxes, and (f) any Transfer Taxes, in each case other than Vistana Taxes, in each case including any Taxes resulting from an Adjustment.

“Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

“Steamboat Sale” means the sale by Starwood of all of its membership interests in Starwood Steamboat LLC to Points of Colorado, Inc. in exchange for a portion of an intercompany receivable.

“Subsidiary” means, with respect to any Person (a) a corporation more than fifty percent (50%) of the voting or capital stock of which is owned, directly or indirectly, by such Person or (b) a partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity (other than any Association) in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity economic interests thereof or for which such Person, directly or indirectly, has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body or which such Person otherwise has control (e.g., as the managing partner or managing member of a partnership or limited liability company, as the case may be).

“SVO” means Starwood Vacation Ownership, Inc., or, if the SVO Conversion occurs,  Vistana Vacation Ownership, LLC.

“SVO Conversion” means (i) a conversion of SVO from a corporation to a limited liability company under Florida Law treated as a liquidation of SVO under Section 332 of the Code or (ii) other transaction treated as a liquidation of SVO under Section 332 of the Code, if any, as determined by Starwood in its discretion.

“Tax” means (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem, hospitality, accommodations, transient accommodations, unclaimed property, escheat and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, (b) any interest, penalties or additions attributable thereto and (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” includes, but is not limited, to net operating losses, capital losses, tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, tax bases, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Benefit” means any refund, credit, or other reduction in Tax payments otherwise required to be made to a Taxing Authority, including for the avoidance of doubt, any actual Tax savings if, as and when realized arising from a step up in Tax basis or an increase in a Tax Attribute.

“Tax Cost” means any increase in Tax payments otherwise required to be made to a Taxing Authority (or any reduction in any refund otherwise receivable from any Taxing Authority).

“Tax Group” means the members of a consolidated, combined, unitary or other tax group (determined under applicable U.S., State or foreign Income Tax law) which includes Starwood or Vistana, as the context requires,  but for the avoidance of doubt, (i) Starwood’s Tax Group does not include any members of the Vistana Group and (ii) Vistana’s Tax Group does not include any members of the Starwood Group.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Materials” means (a) the IRS Ruling, (b) the Opinions, (c) each submission to the IRS in connection with the IRS Ruling Request, (d) any tax representation letter addressed to Counsel supporting the Opinions, (e) any other materials delivered or deliverable by Starwood, Vistana or Iris, in connection with the rendering by Counsel of the Opinions and the issuance by the IRS of the IRS Ruling and (f) the representation letter from Vistana to the auditors who prepared the Vistana Financial Statements.

“Tax Matter” has the meaning set forth in Section 7.01(a).

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Taxes” means any Taxes imposed on or by reason of the Restructuring (including, for the avoidance of doubt, Taxes payable by reason of the settlement of Intercompany Accounts as contemplated by Section 2.3 of the Separation Agreement) and any Taxes payable by reason of the distribution of cash or any other property from Vistana to Starwood, other than, in each case, any such Taxes caused by a Vistana Disqualifying Action.

“Transactions” means the Restructuring, the Distribution and the other transactions contemplated by the Separation Agreement, the Merger Agreement and the Ancillary Agreements.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Restructuring or the Distribution.

“Treasury Regulations” means the final and temporary (but not proposed) Income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Universal Explorer Program” means the solicitation program operated by Vistana pursuant to which potential purchasers of VOIs make advance payments of cash in exchange for an opportunity to experience some of the features of VOI ownership at one of Vistana’s resorts without a full purchase of a VOI.

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to Starwood, to the effect that a transaction will not affect the Intended Tax Treatment.

“U.S.” means the United States of America.

“VAT” means the value added tax charged under any provision of national legislation, including but not limited to European Union Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or European Union Directive 77/388/EEC together with legislation supplemental thereto and any similar tax in any other jurisdiction.

“Vistana” has the meaning set forth in the preamble to this Agreement.

“Vistana Business” has the meaning set forth in the Separation Agreement.

“Vistana Common Stock” has the meaning set forth in the Separation Agreement.

“Vistana Disqualifying Action” means (a) any action (or the failure to take any action) within its control by Vistana or any Vistana Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving, directly or indirectly, the capital stock of Vistana, any assets of Vistana or any assets of any Vistana Entity that, (c) any breach, by Vistana or any Vistana Entity of any warranty or covenant made by them in this Agreement that, or (d) any breach, by Vistana or any Vistana Entity of any representation made by them in this Agreement, with respect to any action (or failure to take any action) of Vistana or any member of the Vistana Group after the Effective Time that, in each case, would adversely affect, in whole or in part, the Intended Tax Treatment; provided, however, the term “Vistana Disqualifying Action” shall not include any action expressly required by the Separation Agreement, the Merger Agreement or any Ancillary Agreement.

“Vistana Employee” has the meaning set forth in Section 4.04(b).

“Vistana Entity” means any Subsidiary of Vistana immediately after the Effective Time.

“Vistana Financial Statements” has the meaning set forth in the Merger Agreement.

“Vistana Group” means, individually or collectively, as the case may be, Vistana and any Vistana Entity.

“Vistana Taxes” means, without duplication, (a) any Taxes for any Post-Closing Tax Period of (i) Starwood or any Subsidiary or former Subsidiary of Starwood attributable to assets or activities of the Vistana Business, as determined pursuant to Section 2.09 or (ii) Vistana, Iris or any Subsidiary of Vistana or Iris, (b) any Taxes attributable to a Vistana Disqualifying Action and (c) any Taxes attributable to an action taken after the Closing on the Closing Date by Vistana or a Vistana Entity outside the ordinary course of business, in each case including any Taxes resulting from an Adjustment .

Section 1.02                             Additional Definitions.  Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Merger Agreement.

ARTICLE II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE ON TAX RETURNS

Section 2.01                             Starwood Consolidated Returns.

(a)                       Starwood Consolidated Returns.  Starwood shall prepare and file all Starwood Consolidated Returns for a Pre-Closing Period or a Straddle Period, and shall pay all Taxes shown to be due and payable on such Tax Returns; provided that Vistana shall reimburse Starwood for any such Taxes that are Vistana Taxes.

(b)                       Extraordinary Transactions.  Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted by Vistana or any Vistana Entity on the Distribution Date after the Effective Time as occurring on the day after the Distribution Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law.

Section 2.02                             Mixed Business Tax Returns.

(a)                       Subject to Section 2.02(b), Starwood shall prepare (or cause a Starwood Entity to prepare) and Starwood, a Starwood Entity or Vistana shall file (or cause to be filed) any Mixed Business Tax Returns for a Pre-Closing Period or a Straddle Period and shall pay, or cause such Starwood Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Vistana shall reimburse Starwood for any such Taxes that are Vistana Taxes.

(b)                       Vistana shall prepare and file (or cause a Vistana Entity to prepare and file) any Mixed Business Tax Returns for a Pre-Closing Period or a Straddle Period required to be filed by Vistana or a Vistana Entity after the Distribution Date, and Vistana shall pay, or cause such Vistana Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Starwood shall reimburse Vistana for any such Taxes that are Starwood Taxes.

Section 2.03                             Single Business Returns.

(a)                       Starwood shall prepare and file (or cause a Starwood Entity to prepare and file) any Single Business Returns for a Pre-Closing Period or a Straddle Period required to be filed by Starwood or a Starwood Entity and shall pay, or cause such Starwood Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Vistana shall reimburse Starwood for any such Taxes that are Vistana Taxes.

(b)                       Vistana shall prepare and file (or cause a Vistana Entity to prepare and file) any Single Business Returns for a Pre-Closing Period or a Straddle Period required to be filed by Vistana or a Vistana Entity and shall pay, or cause such Vistana Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Starwood shall reimburse Vistana for any such Taxes that are Starwood Taxes.

Section 2.04                             Tax Return Procedures.

(a)                       Procedures relating to Tax Returns other than Single Business Returns.

(i)                         Starwood Consolidated Returns.  With respect to all Starwood Consolidated Returns for the taxable year which includes the Distribution Date, Starwood shall use the closing of the books method under Treasury Regulation Section 1.1502-76.  To the extent that the positions taken on any Starwood Consolidated Tax Return would reasonably be expected to materially adversely affect the Tax position of Vistana or a Vistana Entity for any period after the Distribution Date, Starwood shall prepare the portions of such

Tax Return that relates to the Vistana Business in a manner that is consistent with Past Practice except to the extent that Starwood decides to change the method of reporting with respect to the Universal Explorer Program or unless otherwise required by applicable Law or agreed to in writing by the Parties, and shall provide a draft of such portion of such Tax Return to Vistana for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent Starwood from timely filing any such Tax Return.  In the event that Past Practice is not applicable to a particular item or matter, Starwood shall determine the reporting of such item or matter in good faith.  The Parties shall negotiate in good faith to resolve all disputed issues.  Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01.  In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by Starwood and Starwood agrees to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(ii)                      Mixed Business Tax Returns.  To the extent that the positions taken on any Mixed Business Tax Return would reasonably be expected to materially adversely affect the Tax position of the party other than the party that is required to prepare and file any such Tax Return pursuant to Section 2.02 (the “Reviewing Party”) for any period after the Distribution Date, the party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portions of such Tax Return that relates to the business of the Reviewing Party (the Vistana Business or the Starwood Business, as the case may be) in a manner that is consistent with Past Practice unless otherwise required by applicable Law or agreed to in writing by the Parties, and shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return.  In the event that Past Practice is not applicable to a particular item or matter, the Preparing Party shall determine the reporting of such item or matter in good faith.  The Parties shall negotiate in good faith to resolve all disputed issues.  Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01.  In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by the Preparing Party and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(b)                       Procedures relating to Single Business Returns.  The Party that is required to prepare and file any Single Business Return pursuant to Section 2.03 (the “Single Business Return Preparing Party”) which reflects Taxes which are reimbursable by the other Party (the “Single Business Return Reviewing Party”), in whole or in part, shall (x) unless otherwise required by Law or agreed to in writing by the Single Business Return Reviewing

Party, prepare such Tax Return in a manner consistent with Past Practice to the extent such items affect the Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement, and (y) submit to the Single Business Return Reviewing Party a draft of any such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement) along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by the Single Business Return Reviewing Party under Section 2.03 at least thirty (30) days prior to the Due Date for such Tax Return provided, however, that nothing herein shall prevent the Single Business Return Preparing Party from timely filing any such Single Business Return. The Parties shall negotiate in good faith to resolve all disputed issues.  Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01.  In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Single Business Return, such Single Business Return shall be timely filed by the Single Business Return Preparing Party and the Parties agree to amend such Single Business Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(c)                        Notwithstanding anything to the contrary in this Article II, (i) the portion of any Tax Return that relates to any Taxes attributable to a Starwood Disqualifying Action shall be prepared by Starwood in the manner determined by Starwood in its sole discretion (or, if such Tax Return is required to be prepared by Vistana, be prepared by Vistana in the manner determined by Starwood in its sole discretion), and (ii) the portion of any Tax Return that relates solely to any Taxes attributable to a Vistana Disqualifying Action shall be prepared by Vistana in the manner determined by Vistana in its sole discretion or, if such Tax Return is required to be prepared by Starwood, be prepared by Starwood in the manner determined by Vistana in its sole discretion, in each case in accordance with applicable Law. For the avoidance of doubt, the foregoing sentence shall apply only to the extent that the Parties shall be aware of the Starwood Disqualifying Action or the Vistana Disqualifying Action at the time such Tax Return is prepared.

Section 2.05                             Amended Returns.  Except as provided in Section 2.04 to reflect the resolution of any dispute by the Accounting Firm pursuant to Section 8.01, (a) except with the prior written consent of Starwood, Vistana shall not, and shall not permit any Vistana Entity, to amend any Tax Return of Vistana or any Vistana Entity for any Pre-Closing Period or Straddle Period and (b) except with the prior written consent of Vistana, Starwood shall not, and shall not permit any Starwood Entity, to amend any Tax Return for any Pre-Closing Period or Straddle Period if the result would be to unreasonably increase any liability of Vistana under this Agreement, or to unreasonably increase any liability of Vistana or a Vistana Entity for a Post-Closing Period, in any material way.

Section 2.06                             Straddle Period Tax Allocation.  Starwood and Vistana shall take all actions necessary or appropriate to close the taxable year of Vistana and each Vistana Entity for all Tax purposes as of the close of the Distribution Date to the extent permissible or required under applicable Law.  If applicable Law does not require or permit Vistana or a Vistana Entity, as the case may be, to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of Vistana or such Vistana Entity as of the close of the Distribution Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion; provided, further, that real property and other property or similar periodic Taxes shall be apportioned on a per diem basis.

Section 2.07                             Timing of Payments.  All Taxes required to be paid or caused to be paid pursuant to this Article II by either Starwood or a Starwood Entity or Vistana or a Vistana Entity, as the case may be, to an applicable Taxing Authority or reimbursed by Starwood or Vistana to the other Party pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a reimbursement to the other Party, be paid at least two (2) business days before the Due Date for the payment of such Taxes by the other Party; provided that the Party seeking reimbursement shall furnish such other Party reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such reimbursement obligation.

Section 2.08                             Expenses.  Except as provided in Section 8.01 in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.09                             Apportionment of Vistana Taxes.  For all purposes of this Agreement, but subject to Section 4.03, Starwood and Iris shall jointly determine in good faith which Tax Items are properly attributable to assets or activities of the Vistana Business (and in the case of a Tax Item that is properly attributable to both the Vistana Business and the Starwood Business, the allocation of such Tax Item between the Vistana Business and the Starwood Business) in a manner consistent with the provisions of this Agreement and any disputes shall be resolved by the Accounting Firm in accordance with Section 8.01.

ARTICLE III

INDEMNIFICATION

Section 3.01                             Indemnification by Starwood.  Subject to Section 3.03, Starwood shall pay, and shall indemnify and hold Vistana harmless from and against, without duplication, (a) all Starwood Taxes, (b) all Taxes incurred by Vistana or any Vistana Entity by reason of the breach by Starwood or any member of the Starwood Group of any of its representations, warranties or covenants hereunder, and (c) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.02                             Indemnification by Vistana.  Subject to Section 3.03, Vistana shall pay, and shall indemnify and hold Starwood harmless from and against, without duplication, (a) all Vistana Taxes, (b) all Taxes incurred by Starwood or any Starwood Entity by reason of the breach by Vistana or any member of the Vistana Group of any of its warranties or covenants hereunder, (c) all Taxes incurred by Starwood or any Starwood Entity by reason of the breach by Vistana or any member of the Vistana Group of any of its representations hereunder with respect to any action (or failure to take any action) of Vistana or any member of the Vistana Group after the Effective Time, and (d) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.03                             Characterization of and Adjustments to Payments.

(a)                       For all Tax purposes, Starwood and Vistana agree to treat any payment required by this Agreement (other than payments with respect to interest accruing after the Distribution Date) as either a contribution by Starwood to Vistana or a distribution by Vistana to Starwood, as the case may be, occurring immediately prior to the Distribution Date.

(b)                       Notwithstanding the foregoing, the amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnified Party pursuant to Article III of this Agreement shall be (i) decreased to take into account the actual Tax Benefit to the Indemnified Party (or any of its affiliates) arising from the incurrence or payment of the relevant indemnified item (which Tax Benefit would not have arisen or been allowable but for such indemnified item), and (ii) increased to take into account any actual Tax Cost of the Indemnified Party (or any of its affiliates) arising from the receipt of the relevant indemnity payment (but taking into account any actual offsetting Tax Benefits resulting from the payment of such Tax Cost). The Parties shall use their reasonable best efforts to agree on a one-time estimate of future Tax Costs and Tax Benefits under this paragraph and will make payment accordingly, and any such agreement will be final and conclusive.  To the extent the Parties fail to reach agreement, any disagreement shall be resolved pursuant to Section 8.01 hereof.

Section 3.04                             Timing of Indemnification Payments.  Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment, or within ten (10) days after resolution pursuant to Section 8.01.

Section 3.05                             Indemnification Payments under Ancillary Agreements. To the extent that an indemnification payment is made under any Ancillary Agreement, such indemnification payment shall be decreased to take into account the Tax Benefit actually realized (whether directly or indirectly) by the indemnified party and increased to take into account any Tax Cost actually incurred (whether directly or indirectly) by the indemnified party under principles analogous to the principles described in Section 3.03 hereof.

ARTICLE IV

REFUNDS, CARRYBACKS, TIMING DIFFERENCE AND TAX ATTRIBUTES

Section 4.01                             Refunds and Credits.

(a)                       Except as provided in Section 4.02, Starwood shall be entitled to all Refunds of Taxes for which Starwood is responsible pursuant to Article III, and Vistana shall be entitled to all Refunds of Taxes for which Vistana is responsible pursuant to Article III.  For the avoidance of doubt, to the extent that a particular Refund of Taxes may be allocable to a Straddle Period with respect to which the Parties may share responsibility pursuant to Article III, the portion of such Refund to which each Party will be entitled shall be determined by comparing the amount of payments made by a Party (or any of member of such Party’s Group) to a Taxing Authority or to the other Party (and reduced by the amount of payments received from the other Party) pursuant to Articles II and III hereof with the Tax liability of such Party as determined under Section 2.06, taking into account the facts as utilized for purposes of claiming such Refund.  If a Party (or any member of its Tax Group) receives a Refund to which the other Party is entitled pursuant to this Agreement, such Party shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund.

(b)                       In the event of an Adjustment relating to Taxes for which one Party is responsible pursuant to Article III which would have given rise to a Refund but for an offset against the Taxes for which the other Party (or a member of its Tax Group) is or may be responsible pursuant to Article III (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) days of the Final Determination of such Adjustment an amount equal to the amount of such reduction in the Taxes of the Benefited Party (or such Tax Group member) plus interest at the rate set forth in Section 6621(a)(1) on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date.

(c)                        Notwithstanding Section 4.01(a), to the extent that a Party (or any member of its Tax Group) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 4.01, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(d)                       If Vistana or any member of its Tax Group receives a Refund attributable to Restructuring VAT, or otherwise utilizes the benefits of a payment of Restructuring VAT (including by way of credit), Vistana shall pay, or cause to be paid, to Starwood, within ten (10) days of the receipt of any such Refund or the filing of the Tax Return utilizing any such benefit the amount of such Restructuring VAT to the extent of such Refund, credit or other benefit.  Vistana agrees to claim, and to cause members of its Tax Group to claim, any refund, offset, credit or other allowance attributable to Restructuring VAT as soon as reasonably possible and to furnish to Starwood at Starwood’s request all information, records and assistance reasonably necessary to verify the amount of any such refund, offset, credit or other allowance.

(e)                        To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

Section 4.02                             Carrybacks.

(a)                       The carryback of any loss, credit or other Tax Attribute from any Post-Closing Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign Laws).

(b)                       Except to the extent otherwise consented to by Starwood or prohibited by applicable Law, Vistana (or the appropriate member of its Tax Group) shall elect to relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Attribute from any Post-Closing Period to any Pre-Closing Period or Straddle Period with respect to members of the Vistana Group (a “Carryback”).  In the event that Vistana (or the appropriate member of its Tax Group) is prohibited by applicable Law to relinquish, waive or otherwise forgo a Carryback (or Starwood consents to a Carryback), Starwood shall cooperate with Vistana, at Vistana’s expense, in seeking from the appropriate Taxing Authority such Refund as reasonably would result from such Carryback, to the extent that such Refund is directly attributable to such Carryback, and shall pay over to Vistana the amount of such Refund, net of any Taxes imposed on the receipt of such Refund, within ten (10) days after such Refund is received; provided, however, that Vistana shall indemnify and hold the members of Starwood’s Tax Group harmless from and against any and all collateral Tax consequences and reasonable out of pocket expenses resulting from or caused by any such Carryback, including, for the avoidance of doubt, Taxes (including any penalties, interest or other charges imposed by the relevant Taxing Authority) resulting from the Final Determination of an Adjustment that results in the disallowance of or adjustment to the amount of any Carryback under this Section 4.02, and including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of Starwood’s Tax Group if (i) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (ii) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Carryback and shall pay Starwood such amounts within ten (10) days after written notification thereof by Starwood, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such Tax consequences and expenses, or within ten (10) days after resolution pursuant to Section 8.01.

Section 4.03                             Tax Attributes; E&P.

(a)                       Subject to Section 4.03(c), as soon as reasonably practicable after the Effective Time, Starwood shall reasonably determine in good faith the allocation of Tax Attributes arising in a Pre-Closing Period to the Starwood Group and the Vistana Group in accordance with the Code and Treasury Regulations including (i) in the case of Tax Attributes other than earnings and profits, Treasury Regulations Sections 1.1502-9T(c), 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A (and any applicable state, local and foreign Tax Laws), and (ii) in the case of earnings and profits, in accordance with Code Section 312(h) and Treasury Regulations Section 1.312-10(a). Subject to the preceding sentence, Starwood shall be entitled to make any determination as to (A) basis, and (B) valuation, and shall make such determinations reasonably and in good faith and consistent with Past Practice, where applicable.  Starwood shall consult in good faith with Vistana regarding such allocation of Tax Attributes and determinations as to basis and valuation, and shall consider in good faith any reasonable comments received in writing from Vistana regarding such allocation and determinations.  Starwood and Vistana hereby agree to compute all Taxes for Post-Closing

Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 4.03(a) unless otherwise required by a Final Determination.

(b)                       To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.03(a).

(c)                        Upon the written request of Vistana, Starwood shall provide Vistana, within six (6) months of receipt of such request or as soon as reasonably practicable thereafter, an allocation of earnings and profits (“E&P”) between Starwood and Vistana, and Starwood shall allocate such E&P in accordance with Section 1.312-10(a) of the Treasury Regulations, and such allocation shall control for Tax periods beginning after the Distribution Date; provided however, that (i) Starwood shall provide Vistana a reasonable opportunity to review, and provide written comments to, such allocation of E&P, including an E&P study if an E&P study is conducted, and shall consider in good faith the reasonable comments made by Vistana and (ii) as reasonably requested by Vistana, Starwood shall provide Vistana with copies of any workpapers or other documentation that are used in connection with determining the allocations and/or reductions of E&P, including a final copy of any E&P study conducted and prepared in connection therewith.

Section 4.04                             Treatment of Deductions Associated with Equity-Related Compensation.

(a)                       Unless otherwise prohibited by applicable Law, from and after the Distribution Date, (i) solely Starwood or any member of the Starwood Group, as the case may be, shall be entitled to claim any Tax deduction associated with (A) the exercise in any taxable period of any Starwood stock options, stock appreciation rights or any other equity award in respect of Starwood stock (“SW Equity Award”) by any Vistana Employee, (B) any cash payment made by Starwood to any Vistana Employee in respect of any SW Equity Award and (C) any other cash payments by Starwood (or for which Starwood or any member of the Starwood Group is economically responsible under the Transaction Documents) to a Vistana Employee, including any annual bonuses payable in 2016, and (ii) solely Iris or any member of the Iris Group, as the case may be, shall be entitled to claim any Tax deduction associated with (A) the exercise in any taxable period of any Iris stock option, stock appreciation rights or other equity award in respect of any Iris stock (“Iris Equity Award”) by any Vistana Employee into which a SW Equity Award is converted pursuant to the Employees Matters Agreement, (B) any cash payment made to any Vistana Employee after the Distribution Date in respect of any Iris Equity Award and (C) any other cash payments to a Vistana Employee for which Iris or any member of the Iris Group is economically responsible under the Transaction Documents.

(b)                       “Vistana Employee” means any person employed or formerly employed by any member of the Vistana Group at the time of the exercise, vesting, settlement disqualifying disposition or payment, as appropriate.

(c)                        To the extent under applicable law a Party or a member of such Party’s Tax Group is unable to claim any of the Tax deductions in Section 4.04(a) and the other Party or a member of such other Party’s Tax Group obtains a Tax deduction or a Tax Benefit in respect of a Tax period for which such other Party is responsible for Taxes, then such other Party shall make a cash payment to the first Party in an amount equal to the reduction in Taxes otherwise required to be paid as a result of such Tax deduction or Tax Benefit.

Section 4.05                             Timing Differences. If pursuant to a Final Determination an Adjustment (i) increases the amount of liability for any Taxes for which a member of the Starwood Group is responsible hereunder and a Tax Benefit is made allowable to Vistana or a member of its Tax Group for any Tax period after the Effective Time, which Tax Benefit would not have arisen or been allowable but for such Adjustment, and which Tax Benefit reduces Taxes in respect of a Tax period for which Vistana or a member of its Tax Group is liable (and for which no member of the Starwood Group is liable) or (ii) increases the amount of liability for any Taxes for which a member of the Vistana Group is responsible hereunder and a Tax Benefit is made allowable to Starwood or a member of its Tax Group for any Tax period prior to the Effective Time, which Tax Benefit would not have arisen or been allowable but for such Adjustment, and which Tax Benefit reduces Taxes in respect of a Tax period which Starwood or a member of its Tax Group is liable (and for which no member of the Vistana Group is liable), then Vistana or Starwood, as the case may be, shall make a payment to either Starwood or Vistana, as appropriate, within thirty (30) days of the date that such paying Party (or any of its Tax Group members) actually receives such Tax Benefit (determined by comparing its (and its Tax Group members’) Tax liability with and without the Tax consequences of the Adjustment), which payment shall not exceed the increase in the amount of liability for any Taxes resulting from such Adjustment, for which a member of the Starwood Group or Vistana Group, as the case may be, is responsible hereunder.

Section 4.06                             Section 336(e) Election.

(a)                       Pursuant to Treasury Regulation Sections 1.336-2(h)(1) and 1.336-2(j), Starwood shall make a timely actual or protective election (as shall be appropriate) under Section 336(e) of the Code and the Treasury Regulations issued thereunder for Vistana and any other Vistana Entity for which Starwood determines to make an election with respect to the Distribution (a “Section 336(e) Election”).  It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulation Section 1.336-1(b)(6), if as determined by Starwood in good faith (a) the Distribution is not a transaction described in Treasury Regulation Section 1.336-1(b)(5)(i)(B) or (b) Treasury Regulation Section 1.336-1(b)(5)(ii) applies to the Distribution.  Starwood, Iris,  and Vistana shall cooperate in making the Section 336(e) Election, including filing any statements, amending any Tax Returns or taking such other action reasonably necessary to carry out the Section 336(e) Election.  For the avoidance of doubt, this Agreement is intended to constitute a written, binding agreement to make such Section 336(e) Election within the meaning of Treasury Regulation Section 1.336-2(h)(1)(i).  Starwood shall provide Vistana with a proposed determination of the “Aggregate Deemed Asset Disposition Price” and the “Adjusted Grossed-Up Basis” (each as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Asset Disposition Price and Adjusted Grossed-Up Basis among the disposition date assets of Vistana and its subsidiaries, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”).  Within thirty (30) days after Vistana’s receipt of the Section 336(e) Allocation Statement, Vistana may provide comments to Starwood to the Section 336(e) Allocation Statement and

Starwood shall consider such comments in good faith; provided, however, that Starwood may not reject any such Vistana comment if such rejection would materially adversely affect Vistana without Vistana’s consent, which consent may not be unreasonably withheld, delayed or conditioned (taking into account the rights and obligations under this Agreement), provided, however, that if Starwood may not reject any such comment pursuant to this sentence then the Parties shall work together in good faith and any remaining disagreement with respect to such comment shall be resolved pursuant to Section 8.01.  No member of the Iris Group or the Vistana Group shall take any position inconsistent with the Section 336(e) Election including the Section 336(e) Allocation Statement except as may be required by a Final Determination.

(b)                       If Starwood files a Tax Return reflecting the position that, or there is a Final Determination that, the Distribution fails to qualify as a Tax-free spin-off under Sections 368(a)(1)(D) and 355 of the Code, including taxation even if only by reason of the application of Section 355(e) of the Code to the Distribution, and Starwood or any member of the Starwood Group is liable for Taxes as a result therefrom, then any Tax Benefit actually realized by Vistana or any member of its Tax Group as a result of the Section 336(e) Election for any Tax period after the Effective Time, whether by virtue of an increase in the Tax basis in such member’s assets or otherwise, shall be paid by Vistana to Starwood within thirty (30) days of the date that Vistana or any member of its Tax Group actually receives such Tax Benefit.

Section 4.07                             SVO Conversion.  Starwood may, in its discretion, submit an IRS Ruling Request to the IRS regarding an SVO Conversion.  In such event, Iris shall use commercially reasonable efforts to assist Starwood in obtaining the ruling.  If the SVO Conversion is not effected, whether because such ruling is not obtained or because Starwood in its discretion decides not to convert SVO to a limited liability company and/or effect the SVO Conversion, Iris will pay Starwood an amount equal to eighty-five percent (85%) of any Tax Benefit actually realized (in any period , provided that such Tax Benefit reduces Taxes for which Vistana, and not Starwood, is responsible hereunder) by Vistana or any member of its Tax Group as a result of SVO not being treated as liquidating for U.S. federal Income Tax purposes (including, without limitation, any Tax Benefits relating to losses in respect of a Tax election to treat Westin SVO Los Cabos, S. de R.L. de CV as a partnership for U.S. federal Income Tax purposes and in respect of any transfer of the stock of Caledonia Properties N.V. and Caledonia Development R Management) within thirty (30) days of the date that Vistana or any member of its Tax Group actually receives such Tax Benefit. The amount of such Tax Benefit shall be the amount by which (i) the Vistana Group’s actual Tax liability (treating SVO as a corporation for U.S. federal Income Tax purposes before and immediately after the Distribution Date) is less than (ii) the Tax liability the Vistana Group would have incurred had SVO “liquidated” (within the meaning and as determined for purposes of Section 332 of the Code) prior to the Distribution Date and such “liquidation” of SVO had been respected for U.S. federal Income Tax purposes.

Section 4.08                             Tax Benefit Determinations.  Notwithstanding anything herein to the contrary, if and to the extent a Party owns, directly or indirectly, less than 100% of the equity of any entity and as a result of such less-than-100% ownership interest in the entity such entity is not a member of the Party’s Tax Group, then the amount of the Tax Benefit payment under Article IV shall be appropriately adjusted to take into account the percentage ownership (based on value) of any such entity, and shall be determined and due and owing even if such entity is not a member of the Tax Group of a Party.

Section 4.09                             Supporting Documentation.  If a Party seeks any payment from the other Party pursuant to Article IV, the requesting Party shall furnish such other Party reasonably satisfactory documentation setting forth the basis for, and the calculation of, the amount of such payment obligation.   If such other Party disagrees with the determination of the amount of the payment obligation set forth therein, any disputes shall be resolved by the Accounting Firm in accordance with Section 8.01

ARTICLE V

TAX PROCEEDINGS

Section 5.01                             Notification of Tax Proceedings.  Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding.  The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by such failure.

Section 5.02                             Tax Proceeding Procedures Generally.

(a)                       Tax Proceedings relating to Starwood Consolidated Returns.  Except as provided in Section 5.03, Starwood shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Starwood Consolidated Return; provided that to the extent such Tax Proceeding could materially adversely affect the amount of Taxes for which Vistana is responsible pursuant to Article III less the amount payable to Vistana pursuant to Section 4.05, Starwood shall (i) defend such Tax Proceeding diligently and in good faith and (ii) shall keep Vistana informed in a timely manner of all actions proposed to be taken by Starwood with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Vistana is responsible pursuant to Article III), (C) shall permit Vistana to participate in all proceedings with respect to such tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Vistana is responsible pursuant to Article III), and (D) shall not settle any such Tax Proceeding without the prior written consent of Vistana, which shall not be unreasonably withheld, conditioned or delayed provided that Starwood may settle any such Tax Proceeding in its sole discretion without the prior written consent of Vistana if Starwood agrees to indemnify Vistana for the incremental Taxes for which Vistana is responsible as a result of the Tax Proceeding.

(b)                       Tax Proceedings relating to Mixed Business Returns.  Except as provided in Section 5.03, with respect to any Mixed Business Tax Return, the Preparing Party shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Mixed Business Tax Return; provided that to the extent such Tax Proceeding could materially adversely affect the amount of Taxes for which the Reviewing Party is responsible pursuant to Article III, the Preparing Party shall (A) defend such Tax Proceeding diligently and in good faith, (B) shall keep the Reviewing Party informed in a timely manner of all actions proposed to be taken by the Preparing Party with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which the Reviewing Party is responsible pursuant to Article III), (C) shall permit the Reviewing Party to participate in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which the Reviewing Party is responsible pursuant to Article III), and (D) shall not settle any such Tax Proceeding without the prior written consent of the Reviewing Party, which shall not be unreasonably withheld, conditioned or delayed.

(c)                        Tax Proceedings relating to Single Business Returns.  Except as provided in Section 5.03, the Indemnifying Party shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Single Business Return for which the Indemnifying Party is responsible pursuant to Article III and any such defense shall be made diligently and in good faith; provided, that the Indemnifying Party shall keep the Indemnified Party informed in a timely manner of all actions proposed to be taken by the Indemnifying Party and shall permit the Indemnified Party to participate in all proceedings with respect to such Tax Proceeding.

Section 5.03                             Tax Proceedings in respect of Disqualifying Actions.

(a)                       If Vistana has acknowledged in writing its liability for all of the Taxes in the event of an adverse determination with respect to the proposed, asserted, or assessed adjustment or deficiency, Vistana shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding relating to any Taxes attributable to a Vistana Disqualifying Action; provided, that Vistana shall keep Starwood informed in a timely manner of all actions proposed to be taken by Vistana and provided further that to the extent such Tax Proceeding could materially adversely affect the amount of Taxes for which Starwood is responsible pursuant to Article III, Vistana shall not settle any such Tax Proceeding without the prior written consent of Starwood, which shall not be unreasonably withheld, conditioned or delayed; provided that Vistana may settle any such Tax Proceeding in its sole discretion without the prior written consent of Starwood if Vistana agrees to indemnify Starwood for the incremental Taxes for which Starwood is responsible arising as a result of the Tax Proceeding.

(b)                       Subject to Section 5.03(a), Starwood shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding relating to any Taxes attributable to a Disqualifying Action; provided, that Starwood shall keep Vistana informed in a timely manner of all actions proposed to be taken by Starwood and provided further that to the extent such Tax Proceeding could materially adversely affect the amount of Taxes for which Vistana is responsible pursuant to Article III, Starwood shall not settle any such Tax Proceeding without the prior written consent of Vistana, which shall not be unreasonably withheld, conditioned or delayed provided that Starwood may settle any such Tax Proceeding in its sole discretion without the prior written consent of Vistana if Starwood agrees to indemnify Vistana for the incremental Taxes for which Vistana is responsible arising as a result of the Tax Proceeding.

ARTICLE VI

TAX-FREE STATUS OF THE DISTRIBUTION

Section 6.01                             Representations and Warranties.

(a)                       Vistana.  Vistana hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the Tax Materials, to the extent they both (i) are descriptive of the Vistana Group (including the business purposes for the Distribution described in the Tax Materials to the extent that they relate to the Vistana Group and the plans, proposals, intentions and policies of the Vistana Group after the Effective Time), and (ii) relate to the actions or non-actions of the Vistana Group to be taken (or not taken, as the case may be) after the Effective Time, are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all respects.  Iris hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the Tax Materials, with the consent of Iris, to the extent descriptive of the Iris Group at any time (including the plans, proposals, intentions and policies of the Iris Group at any time) are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant), true, correct and complete in all respects.

(b)                       Starwood.  Starwood hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has, to the extent available, delivered or will deliver complete and accurate copies of the Tax Materials to Vistana and Iris and (ii) the facts presented and the representations made therein, to the extent descriptive of (A) the Starwood Group at any time or (B) the Vistana Group at any time at or prior to the Effective Time (including, in each case, (x) the business purposes for the Distribution described in the Tax Materials to the extent that they relate to the Starwood Group at any time or the Vistana Group at any time at or prior to the Effective Time, and (y) the plans, proposals, intentions and policies of the Starwood Group at any time or the Vistana Group at any time at or prior to the Effective Time), are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all respects.

(c)                        No Contrary Plan.  Each of Starwood and Vistana represents and warrants that neither it, nor any of its Subsidiaries, has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

Section 6.02                             Restrictions Relating to the Distribution.

(a)                       General.  Vistana shall not, and shall not permit, any Vistana Entity to take or fail to take, as applicable, any action that constitutes a Vistana Disqualifying Action.

(b)                       Restrictions.  Prior to the first day following the second anniversary of the Distribution (the “Restriction Period”), Vistana:

(i)                         shall continue and cause to be continued the active conduct of the Vistana Business (as defined in Section 355(b)(2) of the Code), taking into account Section 355(b)(3) of the Code;

(ii)                      shall not dissolve or liquidate itself or any Vistana Entity (including any action that is a liquidation for federal Income Tax purposes);

(iii)                   shall not and shall not permit any Vistana Entity to  (1) enter into any Proposed Acquisition Transaction or, to the extent Vistana has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through a Subsidiary) any stock, or rights to acquire stock, other than repurchases satisfying the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696 (as in effect prior to the release of Revenue Procedure 2003-48, 2003-2 C.B. 86), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other Person (other than pursuant to the Merger) or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with, or cause to be untrue, any information, statement, representation, undertaking or covenant made in the Tax Materials) which in the aggregate (and taking into account the Merger and any other transactions described in this Section 6.02(b)(iii)) would, when combined with any other direct or indirect changes in ownership of Vistana capital stock pertinent for purposes of Section 355(e) of the Code (including the Merger), have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Vistana or would reasonably be expected to result in a failure to preserve the Intended Tax Treatment; and

(iv)                  shall not, and shall not permit any member of the Vistana Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal Income Tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than twenty-five percent (25%) of the consolidated gross assets of Vistana or the Vistana Group.  The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the Ordinary Course of Business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal Income Tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Vistana or any member of the Vistana Group.  The percentages of gross assets or consolidated gross assets of Vistana or the Vistana Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Vistana and the members of the Vistana Group as of the Distribution Date.  For purposes of this Section 6.02(b)(iv), a merger of Vistana or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Vistana or Iris shall constitute a disposition of all of the assets of Vistana or such Subsidiary.

(c)                        Notwithstanding the restrictions imposed by Section 6.02(b), during the Restriction Period, Vistana may proceed with any of the actions or transactions described therein, if (i) Vistana shall first have requested Starwood to obtain a ruling in accordance with Section 6.03(a) to the effect that such action or transaction will not affect the Intended Tax Treatment and Starwood shall have received such a ruling in form and substance reasonably satisfactory to it, (ii) Vistana shall have provided to Starwood an Unqualified Tax Opinion in form and substance reasonably satisfactory to Starwood, or (iii) Starwood shall have waived in writing the requirement to obtain such ruling or opinion.  For the avoidance of doubt, the presence of a ruling, an Unqualified Tax Opinion or a waiver from Starwood shall not relieve Vistana from indemnification obligations otherwise present under Article III of this Agreement.  In determining whether a ruling or opinion is satisfactory, Starwood may consider, among other factors, the appropriateness of any underlying assumptions, representations or covenants used as a basis for the ruling or opinion and the views on the substantive merits.

(d)                       Tax Reporting.  Each of Starwood and Vistana covenants and agrees that it will not take, and will cause its respective Subsidiaries to refrain from taking, any position on any Tax Return that is inconsistent with the Intended Tax Treatment.

(e)                        For the avoidance of the doubt, notwithstanding the restrictions set forth in this Section 6.02, (i) Vistana shall be permitted to enter into the Merger and (ii) Vistana may adopt or modify a shareholder rights plan (and issue stock in accordance therewith) that is described in or similar to the shareholder rights plan described in Revenue Ruling 90-11, 1990-1 C.B. 10.

Section 6.03                             Procedures Regarding Opinions and Rulings.

(a)                       If Vistana notifies Starwood that it desires to take one of the actions described in Section 6.02(b) (a “Notified Action”), Starwood shall cooperate with Vistana and use its reasonable best efforts to seek to obtain a ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Vistana to take the Notified Action unless Starwood shall have waived the requirement to obtain such ruling or opinion.  If such a ruling is to be sought, Starwood shall apply for such ruling and Starwood and Vistana shall jointly control the process of obtaining such ruling.  In no event shall Starwood be required to file any ruling request under this Section 6.03(a) unless Vistana represents that (i) it has read such ruling request, (ii) agrees to all representations contained in such ruling request and (iii) all information and representations, if any, relating to any member of the Vistana Group, contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete.  Vistana shall reimburse Starwood for all reasonable costs and expenses incurred by the Starwood Group in obtaining or seeking to obtain a ruling or Unqualified Tax Opinion requested by Vistana within ten (10) days after receiving an invoice from Starwood therefor.

(b)                       Starwood shall have the right to obtain a ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion.  If Starwood determines to obtain such ruling or opinion, Vistana shall (and shall cause each Vistana Entity to) cooperate with Starwood and take any and all actions reasonably requested by Starwood in connection with obtaining such ruling or opinion (including by making any representation or reasonable covenant or providing any materials requested by the IRS or the law firm issuing such opinion); provided, that Vistana shall not be required to make (or cause a Vistana Entity to make) any representation or covenant that is untrue or inconsistent with historical facts, or as to future matters or events over which it has no control.  In connection with obtaining such ruling, Starwood shall apply for such ruling and shall have sole and exclusive control over the process of obtaining such ruling.  Starwood shall reimburse Vistana for all reasonable costs and expenses incurred by the Vistana Group in cooperating with Starwood’s efforts to obtain a ruling or Unqualified Tax Opinion within ten (10) days after receiving an invoice from Vistana therefor.

(c)                        Except as provided in Sections 6.03(a) and (b), following the Effective Time, neither Vistana nor any Vistana Subsidiary shall seek any guidance from, initiate any communication with, the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Contribution, the Distribution or the Restructuring (including the impact of any transaction on the Contribution, the Distribution or the Restructuring) without the prior approval of Starwood (such approval not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII

COOPERATION

Section 7.01                             General Cooperation.

(a)                       The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation:

(i)                         the provision of any Tax Returns, other than any Starwood Consolidated Return, of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (or, in the case of any Mixed Business Income Tax Return, to the extent practicable, the portion of such Tax Return that relates to Taxes for which Vistana is responsible pursuant to this Agreement);

(ii)                      the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii)                   the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter;

(iv)                  the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents) (other than any Starwood Consolidated Return), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries (or, in the case of any Mixed Business Income Tax Return, to the extent practicable, the portion of such Tax Return, documents, books, records or other information that relates to Taxes for which Vistana is responsible pursuant to this Agreement); and

(v)                     Each Party shall make its employees, advisors, and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b)                       Notwithstanding anything in this Agreement to the contrary, neither Party shall be required to provide the other Party or any of such other Party’s Subsidiaries access to or copies of information, documents or personnel if such action could reasonably be expected to result in the waiver of any Privilege.  In the event that either Party determines that the provision of any information or documents to the other Party or any of such other Party’s Subsidiaries could be commercially detrimental, violate any law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit compliance with its obligations hereunder in a manner that avoids any such harm or consequence.

(c)                        The Parties shall perform all actions required or permitted under this Agreement in good faith.  If one Party requests the cooperation of the other Party pursuant to this Section 7.01 or any other provision of this Agreement, except as otherwise expressly provided in this Agreement, the requesting Party shall reimburse such other Party for all reasonable out-of-pocket costs and expenses incurred by such other Party in complying with the requesting Party’s request.

Section 7.02                             Retention of Records.  Starwood and Vistana shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, in each case that relate to a Pre-Closing Period, until the later of the six-year anniversary of the filing of the relevant Tax Return or, upon the written request of the other Party, for a reasonable time thereafter (the “Retention Date”).  Upon the expiration of the Retention Period, the foregoing information may be destroyed or disposed of by the Party retaining such documentation or other information unless the other Party otherwise requests in writing before the expiration of the Retention Period.  In such case, the Party retaining such documentation or other information shall deliver such materials to the other Party or continue to retain such materials, in either case at the expense of such other Party.

ARTICLE VIII

MISCELLANEOUS

Section 8.01                             Dispute Resolution.  In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute.  In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Starwood and Vistana and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only.  The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties.  The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Starwood and its Subsidiaries, except as otherwise required by applicable Law.  The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination.  The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

Section 8.02                             Interest on Late Payments.  With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the prime rate published in the Wall Street Journal for the relevant period.

Section 8.03                             Survival of Covenants.  Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 8.04                             Successors.  This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including without limitation any successor of Starwood or Vistana succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.  As of the Effective Time, this Agreement shall be binding on Iris and Iris shall be subject to the obligations and restrictions imposed on Vistana hereunder, including, without limitation, with respect to the restrictions imposed on Vistana hereunder, including, without limitation, with respect to the indemnification obligations of Vistana under Section 3.02 and the restrictions imposed on Vistana under Section 6.02, and for the avoidance of doubt any references to Vistana capital stock shall mean both Vistana’s capital stock and, as of and after the Effective Time, Iris’s capital stock and any restrictions applicable to Vistana shall apply to Iris mutatis mutandis.

Section 8.05                             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 8.06                             Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 8.07                             Assignment; No Third-Party Beneficiaries.  This Agreement shall not be assigned by any Party without the prior written consent of the other Parties hereto, except that each Party may assign (a) any or all of its rights and obligations under this Agreement to any of its Subsidiaries and (b) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any of its assets or entities or lines of business; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. Except as provided in Article III with respect to indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08                             Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 8.09                             Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement.  No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 8.10                             Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and

Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Starwood and Vistana have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 8.11                             Counterparts.  This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 8.12                             Coordination with the Employee Matters Agreements.  To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.13                             Confidentiality.  The parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives hereunder (including any Information and any Tax Returns).

Section 8.14                             Expenses.  Except as otherwise provided in this Agreement, whether or not the Distribution or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

Section 8.15                             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.16                             Notices.  Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (c) on the date of facsimile transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the others):

If to: Starwood, to:

Starwood Hotels & Resorts Worldwide, Inc.

15140 N. Scottsdale Road, Suite H-210

Scottsdale, Arizona  85254

Attention:  Sr. Vice President of Global Tax

Email:            [•]
Facsimile:                                         [•]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom, LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California  90071

Attention:                                         Ken Betts

Email:                                                            kenneth.betts@skadden.com

Facsimile:                                         (213) 621-5300

If to: Iris or Vistana, to:

Vistana Signature Experiences, Inc.

9002 San Marco Court

Orlando, Florida  32819

Attention:                                         Chief Financial Officer

Email:                                                            [•]

Facsimile:                                         [•]

with a copy (which shall not constitute notice) to:

[•]

Attention:                                         [•]

Email:                                                            [•]

Facsimile:                                         [•]

Any notice to Starwood will be deemed notice to all members of the Starwood Group, and any notice to Vistana will be deemed notice to all members of the Vistana Group.

Section 8.17                             Coordination with Ancillary Agreements.   Except as explicitly set forth in the Separation Agreement or any other Ancillary Agreement, this Agreement shall be the exclusive agreement among the Parties with respect to all Tax matters, including indemnification in respect of Tax matters.  The Parties agree that this Agreement shall take precedence over any and all agreements among the Parties with respect to Tax matters.

Section 8.18                             Effective Date.  This Agreement shall become effective only upon the occurrence of the Distribution.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Starwood Hotels & Resorts Worldwide, Inc.

By
Name:
Title:

Vistana Signature Experiences, Inc.

By
Name:
Title:

Interval Leisure Group, Inc.

By
Name:
Title:

[Signature Page to Tax Matters Agreement]